EXHIBIT 99.1

Evolving Systems Reports First Quarter 2015 Financial Results

•                  DSA revenue up 13% in Q1 to $3.1 million from $2.8 million last year

•                  Adjusted-EBITDA of $1.6 million increases 17% year-over-year

•                  Net Income increase of 32% drives EPS of $0.07

•                  One new DSA customer subsequent to Q1

•                  Second quarter dividend of $0.11 per share, payable May 29, 2015, to stockholders of record on May 22, 2015

ENGLEWOOD, Colorado, May 5, 2015 — Evolving Systems, Inc. (Nasdaq: EVOL), a leader in activation, enablement and management of services for connected mobile devices worldwide, today reported financial results for its first quarter ended March 31, 2015.

“While revenue growth was modest in the first quarter, our profit metrics were strong with a 39% increase in operating income, a 32% increase in net income and 17% growth in adjusted EBITDA. Cash provided by operations for the quarter was also strong,” said Thad Dupper, Chairman and CEO. “These improvements were driven by near record gross margins of 76%. Our Tertio® Service Activation license and services bookings were particularly impressive, growing 58% year over year, while Dynamic SIM Allocation™ (DSA) revenue in the first quarter was up 13% year over year.

“During the first quarter we experienced some lengthening decision cycles from our customers and new account prospects, resulting in some orders moving out of the quarter,” Dupper added. “For example, our newest DSA customer order just missed the quarter, closing on April 2. That notwithstanding, the business case for our DSA solution remains very compelling and I am particularly pleased with our product direction and the progress we are making around our partnering initiatives.”

As a result of our continued growth in profitability, the Board has declared a second quarter dividend of $0.11 per share.

First Quarter Results Recap

•                  Revenue increased 1% to $6.7 million from $6.6 million in the first quarter last year.  License and services revenue was down slightly at $4.3 million from $4.4 million last year. Customer support revenue increased 5% to $2.3 million from $2.2 million a year ago.

•                  Operating income increased 39% to $1.4 million from $1.0 million in the first quarter last year.

•                  Net income increased 32% to $0.9 million from $0.7 million in the first quarter last year. Diluted EPS grew to $0.07 from $0.05 year over year.

•                  Adjusted EBITDA increased 17% to $1.6 million from $1.4 million in the first quarter last year.

•                  Balance Sheet: Cash and cash equivalents at March 31, 2015, were up 13% to $11.0 million from $9.8 million at 2014 year-end.

•                  Dividend Update: The Company declared a second quarter dividend of $0.11 per share, payable on May 29, 2015, to stockholders of record on May 22, 2015.

Bookings and Backlog Highlights

•                  First quarter bookings totaled $6.5 million compared to $7.4 million in the first quarter last year. License and services bookings were $4.3 million versus $5.1 million last year.  DSA license and services bookings were $1.7 million compared to $3.5 million in the first quarter of 2014. Tertio® Service Activation (TSA) license and services bookings increased 58% to $2.5 million from $1.6 million in the first quarter last year. Customer support bookings in the first quarter totaled $2.2 million versus $2.4 million in the same quarter last year. Bookings are defined as sales orders expected to be recognized as revenue during the following 12 months.

•                  Total backlog at March 31, 2015, was $10.4 million compared to $13.1 million in the same quarter last year. License and services backlog was $5.5 million versus $7.8 million year over year. License and services backlog included $3.6 million in DSA and $1.9 million in TSA. Customer support backlog was $4.9 million, down from $5.3 million year over year.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time. The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers. The conference ID is 29555781.  A telephone replay will be available through May 19, 2015, and can be accessed by calling 1-855-859-2056 or 1-404-537-3406. Conference ID 29555781. To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com. A replay of the Webcast will be accessible at that website through May 19, 2015.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies. Adjusted EBITDA can be useful for lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ: EVOL) is a provider of software and services to more than 60 network operators in over 40 countries worldwide. The Company’s product portfolio includes market-leading activation products that address subscriber service activation, SIM card activation, mobile broadband activation as well as the activation of services for connected devices. Founded in 1985, the Company has headquarters in Englewood, CO, with offices in the United Kingdom, India, and Malaysia. For more information please visit www.evolving.com or follow us on Twitter: http://twitter.com/EvolvingSystems.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the market for the Company’s products, market leadership, prospects for new customer wins, positive outlook, EBITDA, cash flow and growth, and the Company’s continued ability to pay dividends or post quarterly or full year results that are similar to those described in this press release are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 17, 2015; Forms 10-Q, 10-Q/A, and 8-K; press releases and the Company’s website.

Investor Relations

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303.393.7044

jay@pfeifferhigh.com

Press Relations

Sarah Hurp

Evolving Systems

+44 (0) 1225 478060

sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2015	2014
Revenue:
License fees and services	$4,339	$4,367
Customer support	2,321	2,215
Total revenue	6,660	6,582
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,225	1,478
Costs of customer support excluding depreciation and amortization	388	420
Sales and marketing	1,584	1,660
General and administrative	907	834
Product development	1,014	883
Depreciation	96	46
Amortization	24	23
Restructuring and other recovery	—	211
Total costs of revenue and operating expenses	5,238	5,555
Income from operations	1,422	1,027
Other income (expense):
Interest income	5	3
Interest expense	(3)	(5)
Foreign currency exchange gain (loss)	(125)	(96)
Other income (expense), net	(123)	(98)
Income before income taxes	1,299	929
Income tax expense	439	278
Net income	$860	$651
Basic income per common share	$0.07	$0.06
Diluted income per common share	$0.07	$0.05
Weighted average basic shares outstanding	11,668	11,621
Weighted average diluted shares outstanding	11,938	11,917

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$11,038	$9,781
Contract receivables, net	5,232	9,182
Unbilled work-in-progress, net	6,147	4,995
Deferred income taxes	79	80
Prepaid and other current assets	1,275	1,331
Total current assets	23,771	25,369
Property and equipment, net	626	659
Amortizable intangible assets, net	584	608
Goodwill	16,183	17,010
Long-term deferred income taxes	582	586
Total assets	$41,746	$44,232
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$5	$5
Accounts payable and accrued liabilities	3,387	4,460
Income taxes payable	532	1,227
Unearned revenue	4,834	3,883
Total current liabilities	8,758	9,575
Long-term liabilities:
Capital lease obligations, net	5	7
Contingent earn-out obligation	178	178
Long-term unearned revenue	270	420
Total liabilities	9,211	10,180
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	96,199	96,005
Treasury stock	(1,253)	(1,253)
Accumulated other comprehensive loss	(5,830)	(4,534)
Accumulated deficit	(56,593)	(56,178)
Total stockholders’ equity	32,535	34,052
Total liabilities and stockholders’ equity	$41,746	$44,232

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended
	March 31,
	2015	2014
Non-GAAP net income:
GAAP net income	$860	$651
Amortization of intangible assets	24	23
Stock-based compensation expense	89	88
Restructuring	—	211
Income tax adjustment for non-GAAP*	(39)	(116)
Non-GAAP net income	$934	$857

Diluted net income per share
GAAP	$0.07	$0.05
Non-GAAP	$0.08	$0.07
Shares used to compute diluted EPS	11,938	11,917

	Three months ended
	March 31,
	2015	2014
Adjusted EBITDA:

Net income	$860	$651
Depreciation	96	46
Amortization of intangible assets	24	23
Stock-based compensation expense	89	88
Restructuring	—	211
Other (income) expense, net	123	98
Income tax expense	439	278
Adjusted EBITDA	$1,631	$1,395

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

Supplementary Data

(In thousands)  (Unaudited)

	Three months ended
	March 31,
	2015	2014
Revenue
License fees and services
DSA	$2,367	$2,200
TSA	1,972	2,167
Total license fees and services	4,339	4,367
Customer support
DSA	778	578
TSA	1,543	1,637
Total customer support	2,321	2,215
Total revenue	$6,660	$6,582

	Three months ended
	March 31,
	2015	2014
Bookings
License fees and services
DSA	$1,717	$3,460
TSA	2,540	1,605
Total license fees and services	4,257	5,065
Customer support
DSA	555	402
TSA	1,661	1,972
Total customer support	2,216	2,374
Total bookings	$6,473	$7,439

	Three months ended
	March 31,
	2015	2014
Backlog**
License fees and services
DSA	$3,564	$5,307
TSA	1,931	2,478
Total license fees and services	5,496	7,785
Customer support
DSA	1,480	1,460
TSA	3,378	3,862
Total customer support	4,858	5,322
Total backlog	$10,354	$13,107

**The change in backlog during the periods presented may not equal the difference between revenue recognized and bookings due to changes in foreign exchange rates.